P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
May 25, 2023		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ELECTS NEW DIRECTOR
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced that W. Glenn Hogan has been elected to the Peoples Board of Directors. He also joined the Board of Directors of Peoples’ banking subsidiary, Peoples Bank. Mr. Hogan, 61, formerly served as Chairman of the Board of Directors of Limestone Bancorp, Inc. (“Limestone”) until Limestone was acquired by Peoples on April 30, 2023. He was a member of the Board of Directors of Limestone since 2006.
“We are pleased to welcome Glenn to our board,” said Susan Rector, Peoples’ Chairman. “We appreciate his willingness to serve and look forward to benefiting from his insights.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Mr. Hogan’s election. “His extensive experience in commercial real estate development and his in-depth knowledge of the Louisville and other Kentucky markets served by Peoples will be of tremendous value. I’m delighted to have him join us.”
Mr. Hogan is Chief Executive Officer of Hogan Real Estate, a full service commercial real estate development company founded by Mr. Hogan in 1987 and headquartered in Louisville, Kentucky. He has more than thirty-five years of real estate development experience and has developed millions of square feet of retail space throughout the Midwest and Southeast.
A graduate of Bellarmine University in Louisville, Kentucky, Mr. Hogan is a Certified Commercial Investment Member (“CCIM”) and past president of the Kentucky State CCIM Chapter. He is also a past member of the Board of Trustees of Bellarmine University.
On May 1, Peoples announced that it completed its acquisition of Limestone and its wholly-owned subsidiary, Limestone Bank. Peoples and Limestone had first announced that they had entered into an agreement to merge on October 25, 2022. Under the terms of the agreement to merge, following consummation of the merger, Mr. Hogan was to join Peoples’ Board of Directors.
Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $7.3 billion in total assets as of March 31, 2023, and 130 locations, including 113 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples’ vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Limestone Bank, Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

END OF RELEASE